Exhibit 10.2

RETENTION AGREEMENT AND GENERAL RELEASE

This Retention Agreement (this “Agreement”) is entered into by and between WK Kellogg Co, a Delaware corporation, together with its subsidiaries, divisions, affiliates and successors (“WK” or the “Company”), and [●], [●] (“Employee”), whose address is [●]. This Agreement shall become effective as of the Effective Date (as defined in Paragraph 24 below).

Employee has demonstrated significant leadership of the Company’s spin-off before and after the spin-off date and is expected to have a major impact on WK’s future success. Employee plays a key role in leading WK to achieve its strategic plan over the next [●] years and beyond. As a result, WK desires to recognize all Employee has done and will do as they lead the Company into the future. WK is offering Employee a special, one-time, retention award consisting of a grant of WK Kellogg Co Restricted Share Units (“RSUs”), as outlined below, subject to the terms in this Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    Retention Award. In consideration for Employee entering into this Agreement and fully abiding by its terms, the Company agrees to provide Employee with the following consideration:

(a).    RSU Grant. Provided that Employee executes this Agreement and complies with the terms hereunder, the Company will grant Employee a number of RSUs (the “Retention Award”) equal to $[●] divided by the closing stock price of a share of the Company’s common stock on the date of grant (the “Grant Date”) under the WK Kellogg 2023 Long-Term Incentive Plan (as may be amended from time to time, the “Plan”) pursuant and subject to the Restricted Share Unit Terms and Conditions For Special RSU Awards Granted in 2023 attached as Exhibit A hereto (the “Terms and Conditions”). Please note the dollar value of this Retention Award may change based on changes in the Company’s stock price between the Grant Date and the Vesting Date (as defined below). Notwithstanding the foregoing, if Employee revokes this Agreement as provided below, Employee shall not be eligible to receive the Retention Award, and if such revocation occurs following the grant of the RSUs, all of the RSUs comprising the Retention Award shall be immediately forfeited for no consideration.

(b).    Retention Award Terms. Subject to the terms of the Plan, the Retention Award will vest in accordance with the Terms and Conditions, which shall provide for the Retention Award to fully vest on the Required Retention Date (as defined below) which shall also be referred to as the “Vesting Date,” subject to and strictly conditioned on Employee satisfying the following conditions: (i) complying with the terms of this Agreement, including the restrictive covenants set forth in this Agreement (“Restrictive Covenants”); (ii) remaining continuously employed as [●], or another role with the Company, through [●] (the “Required Retention Date”) (except as provided otherwise in the Terms and Conditions, as described below); and (iii) Employee (or Employee’s estate, as applicable) executing and not revoking an agreement that contains a release of claims (“General Release Agreement”) and other provisions, such as a non-compete and other restrictive covenant provisions, in a form satisfactory to the Company, which shall be in substantially the same form as the release contained within this Agreement, and such General Release Agreement becomes effective no later than 15 days following the Required Retention Date.

(c).    Termination of Employment. Employee will immediately forfeit the RSUs upon termination of employment with the Company prior to the Vesting Date, for any reason other than due to Employee’s death or Disability (as defined in the Plan). Notwithstanding the preceding sentence, if Employee is terminated by WK without “cause” (as defined on the date hereof in the WK Kellogg Co Severance Benefit Plan ) prior to the Vesting Date, the RSUs shall remain eligible to vest in accordance with, and to the extent provided under, the Terms and Conditions. If Employee’s employment with the Company is terminated prior to Vesting Date due to Employee’s death or Disability, the RSUs will pro-rata vest (and not fully vest) upon such termination date, with the number of RSUs vesting equal to the product of the number of RSUs comprising this Retention Award, and a fraction, the numerator of which is the number of days the Employee was actively employed between the Grant Date and the date of Employee’s death or Disability, as applicable, and the denominator of which is the number of days between the Grant Date and the Required Retention Date.

2.    No Other Benefits. Employee acknowledges and agrees that the Retention Award is special incentive compensation and no portion of the Retention Award is benefit bearing and therefore will not be eligible for 401(k) deferral, matching contributions, or retirement contributions, will not be considered for pension determination or for ESPP deduction, and will not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, pension, retirement, death or other benefit under any other bonus, incentive, pension, retirement, insurance or other employee benefit plan of the Company or any of its subsidiaries (or any of their successors and assigns), notwithstanding any plan or agreement provision which provides otherwise.

3.    Tax Liability, Withholding & Offsets. Employee acknowledges and agrees that:

(a).    Required withholdings and deductions for tax purposes and any other withholdings required by law or regulation must be satisfied by Employee prior to any issuance of shares in connection with any vesting of the Retention Award, or, in the alternative, the Company will withhold sufficient shares of the Company’s common stock necessary to satisfy Employee’s tax obligations related to the Retention Award as required by any applicable law or regulation;

(b).    All tax liability, with respect to any and all payments or services received by Employee under this Agreement (other than employer payroll taxes or any other taxes required to be paid by Employee’s employer under applicable law) will be Employee’s responsibility; and

(c).    This Agreement does not cancel or alter in any way Employee’s obligation to reimburse or repay amounts Employee owes to the Company under any program or policy, including, Company credit card, vacation, short-term disability overpayments, tuition reimbursement, relocation, and tax equalization policies, and Employee agrees that,, subject to applicable law and Code Section 409A (as defined below), the Company may reduce any portion of the Retention Award in satisfaction of the amount Employee owes the Company under such policies or programs as may be in effect from time to time and Employee acknowledges that such reduction may be subject to tax withholding.

4.    No Other Compensation or Benefits Owing. Employee acknowledges and agrees that, except as otherwise expressly provided for in this Agreement, the Company has paid Employee in full for any and all hours worked up to and through the date of this Agreement, and the Company shall have no further obligations of any kind or nature to Employee with respect to the time period prior to the Effective Date. Notwithstanding the foregoing, the language in this paragraph is not intended to operate as a waiver or relinquishment of any pension plan and/or 401(k) plan benefits that are vested, the eligibility and entitlement to which shall be governed by the terms of the applicable written plan.

5.    No Other Representations. Employee represents and warrants that no promise or inducement has been offered or made except as set forth in this Agreement and that Employee is entering into and executing this Agreement without reliance on any statement or representation not set forth within this Agreement by the Company, or any person(s) acting on its behalf.

6.    Non-Assignment of Rights. Employee represents and warrants that Employee has not sold, assigned, transferred, conveyed or otherwise disposed of to any third party, by operation of law or otherwise, any action, cause of action, debt, obligation, contract, agreement, covenant, guarantee, judgment, damage, claim, counterclaim, liability or demand of any nature whatsoever relating to any matter covered in this Agreement.

7.    Employee Obligations; Restrictive Covenants. In consideration of the foregoing, and to the fullest extent permitted by law, Employee agrees to be subject to, and comply at all times with following Restrictive Covenants and agrees that the Retention Award is conditioned on Employee’s compliance with the same. If any restriction of the Restrictive Covenants in this Agreement is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend over the maximum period of time, range of activities or geographic area as to which it may be enforceable. In the event of any violation of the provisions of the Restrictive Covenants, Employee agrees that the post-termination restrictions will be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the restricted period will be tolled during any period of such violation.

8.    Non-Compete. Employee agrees that, during employment and for a period of twenty-four months following Employee’s termination of employment for any or no reason, Employee will not, directly or indirectly:

(a).    Accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of any person, firm, partnership, corporation, or other business or entity that sells or markets any of the Restricted Products in the Geographic Area (each as defined below); or

(b).    Own, manage, operate or control, either individually or jointly with others, any business, entity or organization that sells or markets any of the Restricted Products in the Geographic Area.

For purposes of this Agreement, “Restricted Products” means all products the Company manufacturers, produces, distributes, sales or markets that Employee worked on or with in any capacity at any time during the 12-month period immediately preceding the Required Retention Date, or the date on which Employee’s employment terminated. For purposes of this Agreement, the “Geographic Area” means any country in North America or the Caribbean where the company manufactures, produces, distributes, sells or markets any of the Restricted Products.

9.    Non-Solicitation. Employee agrees that, during employment and for a period of twenty-four months following Employee’s termination of employment for any or no reason, Employee will not:

(a).    Directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor) any person who is or was at any time during the previous year an officer, director, representative, agent or employee of the Company; or

(b).    Directly or indirectly, divert or take away, or attempt to divert or take away, any customers, business or suppliers of Kellogg upon whom Employee called, serviced, or solicited, or with whom Employee became acquainted as a result of Employee’s employment with the Company.

10.    Non-Disparagement of the Company. Employee agrees not to engage in any form of conduct or make any statements or representations that disparage, portray in a negative light, or otherwise impair the reputation, goodwill or commercial interests of the Company and its past, present and future subsidiaries, divisions, affiliates, successors, officers, directors, attorneys, agents and employees. Notwithstanding this limitation, Employee and the Company agree that nothing in this Agreement is intended to prevent or inhibit Employee from filing a charge or a complaint with a government agency or otherwise participating in or assisting a government investigation.

11.    Employment Status. WK and Employee understand and agree that Employee’s employment with the Company will continue on an at-will basis for the duration of Employee’s employment with the Company, from the Effective Date through the date of Employee’s termination of employment with the Company. For purposes of clarity and to avoid confusion, WK and Employee agree that nothing in this Agreement will confer upon Employee any right to continued employment or interfere in any way with the right of the Company to terminate Employee’s employment at any time with or without just cause and Employee may resign from employment at any time with or without just cause.

12.    Disclosure of Any Material Information. As of the date Employee signs this Agreement, Employee represents and warrants that Employee has disclosed to WK any information concerning any conduct involving the Company or any of its officers, directors, representatives, agents or employees that Employee has any reason to believe may be unlawful, or violates Company policy, or would otherwise reflect poorly on the Company in any respect. If Employee subsequently comes into possession of any such information Employee agrees Employee has obligation to disclose such information to the Company.

13.    Non-Admission of Liability. Employee understands and agrees that this Agreement does not and will not be deemed or construed as an admission of liability or responsibility by the Company for any purpose. Employee further agrees that nothing contained in this Agreement can be used by Employee or any other past, present or future employee of the Company in any way as precedent for future dealings with the Company or any of its successors, officers, directors, attorneys, representatives, agents or employees.

14.    Releases, Representations and Covenants. In consideration of the Retention Award and for other good and valuable consideration, the sufficiency of which Employee expressly acknowledges, Employee unconditionally and irrevocably releases, waives and forever discharges the Company and its past, present and future subsidiaries, divisions, affiliates, successors, and their respective officers, directors, attorneys, agents and employees, from any and all legally waivable claims or causes of action that Employee had, has or may have, known or unknown, including those relating to Employee’s employment with the Company up until the date Employee signs this Agreement, including but not limited to, any claims arising under Title VII of the Civil Rights Act of 1964, as amended, Section 1981 of the Civil Rights Act of 1866, as amended, the Civil Rights Act of 1991, as amended, the Family and Medical Leave Act of 1992, as amended, the Worker Adjustment and Retraining Notification Act (including state and local analogues), the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act of 1990, the Americans with Disabilities Act of 1990, as amended, the Employee Retirement Income Security Act of 1974, as amended; claims under any other federal, state or local statute, regulation or ordinance; claims for discrimination or harassment of any kind, breach of contract or public policy, wrongful or retaliatory discharge, defamation other business or personal injury of any kind; claims related to severance pay, bonus, expense reimbursement, stock, stock options, equity or equity-based awards, phantom equity, ownership interest, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other employee or fringe benefit; breach of any express or implied contract; breach of any implied covenant of good faith and fair dealing; defamation; slander; worker’s compensation; disability; personal injury; negligence; discrimination or harassment on the basis of Employee’s race, color, national origin, ancestry, religion, sex or pregnancy, age, physical or mental disability, sexual orientation, marital or veteran status, or any other characteristic protected by applicable state, federal or local law; retaliation; negligent or intentional infliction of emotional distress; fraud; misrepresentation; invasion of privacy; and any and all other claims, including any state or local wage and hour related claims that are subject to waiver, by which Employee seeks any form of legal or equitable relief, damages, compensation or benefits (except as set forth in subparagraph (b), below); damages of any nature, include compensatory, general, special or punitive damages; and/or costs, fees, or other expenses, including attorneys’ fees, incurred in connection with any of these matters. Employee understands that Employee may later discover claims or facts that may be different than, or in addition to, those which Employee now knows or believes to exist with regards to the subject matter of this Agreement, and which, if known at the time of executing this Agreement, may have materially affected this Agreement or Employee’s decision to enter into it. Employee hereby waives any right or claim that might arise as a result of such different or additional claims or facts.

15.    No Pending Claims/Withdrawal of Claims. Employee represents and warrants that, with the exception of those types of claims listed in subparagraph (b) below, as of the date Employee signs this Agreement, Employee, whether individually or as part of a class or group, has no charges, claims or lawsuits of any kind pending against the Company or any of its past, present and future subsidiaries, divisions, affiliates, successors, or their respective officers, directors, attorneys, agents and employees that fall within the scope of the release set forth in this Paragraph. To the extent that Employee has such pending charges, claims or lawsuits as of the date Employee signs this Agreement, Employee agrees to disclose in writing to the Company all such pending charges, claims or lawsuits and to obtain the immediate dismissal with prejudice of such matters or withdraw from participation in such matters and provide written confirmation immediately of same (i.e., court order, and/or agency determination) as a condition precedent to WK’s obligations under this Agreement on and after the Effective Date (including, providing any payments under this Agreement). Employee acknowledges and agrees that to the extent Employee has an existing charge, this Agreement constitutes consideration for resolution and dismissal of that charge.

16.    Exclusion for Certain Claims. Notwithstanding the foregoing, WK and Employee agree that the release given above shall not apply to any claims arising after the date Employee signs this Agreement. WK and Employee also agree that nothing in this Agreement prevents Employee or the Company, from instituting any action to enforce the terms of this Agreement or challenge the Agreement’s validity under the Age Discrimination in Employment Act, as amended, or any other right or recovery that cannot by express and unequivocal terms of law, be limited, waived or extinguished or released (such as claims for workers’ compensation, statutory unemployment benefits, or statutory disability benefits). In addition, Employee and WK agree that nothing in this Agreement shall be construed to prevent Employee from enforcing any rights Employee may have under the Employee Retirement Income Security Act of 1974 to recover vested benefits or to prohibit Employee from filing a charge or otherwise cooperating or participating in an investigation or proceeding conducted by any federal, state or local agency. Employee understands and agrees that Employee is waiving the right to recover monetary damages or other individual relief in connection with any such charge, or investigation or in any proceeding brought by Employee or on Employee’s behalf; provided, that nothing in this Agreement shall prohibit Employee from receiving any monetary award to which Employee becomes entitled pursuant to Section 922 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

17.    Whistleblower Activity Not Prohibited. Notwithstanding anything to the contrary contained herein, no provision of this Agreement will be interpreted so as to impede Employee (or any other individual) from (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process, including with respect to possible violations of law, (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or providing information to, any governmental agency, legislative body or any self-regulatory organization, including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, (iii)

accepting any U.S. Securities and Exchange Commission Awards, or (iv) making other disclosures under the whistleblower provisions of federal law or regulation. In addition, nothing in this Agreement or any other agreement or Company policy prohibits or restricts Employee from initiating communications with, or responding to any inquiry from, any administrative, governmental, regulatory or supervisory authority regarding any good faith concerns about possible violations of law or regulation. Employee does not need the prior authorization of the Company to make any such reports or disclosures and Employee will not be required to notify the Company that such reports or disclosures have been made.

18.    Remedies for Breach. If Employee breaches any portion of this Agreement, including any provision of the Restrictive Covenants, or disavows any portion of the release set forth in Paragraph 14, Employee acknowledges and agrees that, in addition to any damages, Employee shall be liable for all expenses, including costs and attorney’s fees, incurred by any entity released in recovering those amounts or defending a lawsuit or claim, regardless of the outcome. Employee also agrees and acknowledges that if Employee breaches this Agreement, because it would be impractical and excessively difficult to determine the actual damages to the Company, as a result of such breach, any remedies at law (such as a right to monetary damages) would be inadequate. Employee therefore agrees that, if Employee breaches this Agreement, including any provision of the Restrictive Covenants, to the extent permitted by law, the Company, shall have the immediate right (in addition to, and not in lieu of, any other right or remedy available to it) to a temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without proof of actual damage. A breach by Employee of any one or more provisions of this Agreement does not excuse Employee from performing any other of Employee’s obligations and undertakings as set forth in this Agreement, and Employee expressly agrees that this Agreement will remain in effect as to Employee’s obligations and undertakings. In the event of a violation by Employee of the Restrictive Covenants, Employee’s right to receive the Retention Award will immediately cease and be forfeited.

19.    Confidentiality of Agreement. Employee agrees that the Retention Award terms contained in this Agreement will not be disclosed to any third party except for Employee’s spouse, tax or legal advisor(s), provided such parties agree to keep such information confidential and, in the case of disclosure to any advisor(s), only to the extent necessary to perform services, or except as disclosure of such matters may be required by law.

20.    Cooperation. Employee agrees to cooperate truthfully and fully with the Company in connection with any and all existing or future investigations or litigation of any nature brought against the Company, involving events that occurred during Employee’s employment. Employee agrees to notify the Company, immediately if subpoenaed or asked to appear as a witness in any matter related to the Company. The Company will reimburse Employee for reasonable out-of-pocket expenses incurred by Employee as a result of such cooperation.

21.    General.

(a).    Severability; Survival; Interpretation. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, in whole or in part, then that provision will be eliminated, modified or restricted in whatever manner is necessary to make the remaining provisions enforceable to the maximum extent allowable by law. Employee’s obligations contained in the Restrictive Covenants, and the related provisions herein, will survive the termination of this Agreement and are fully enforceable thereafter. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(b).    Successors. This Agreement shall be binding upon, enforceable by, and inure to the benefit of Employee and the Company, and Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees, and to any successor or assignee of the Company, but neither this Agreement, nor any rights, payments, or obligations arising hereunder may be assigned, pledged, transferred, or hypothecated by Employee. For purposes of clarity, Employee acknowledges that the Company may assign this Agreement and the obligations arising under it at any time.

(c).    Controlling Law; Arbitration and Forum for Disputes; Waiver of Jury Trial. Employee agrees that the laws of the State of Michigan shall govern this Agreement. Employee and WK also agree that, except as provided otherwise in this Agreement, any controversy, claim or dispute between the parties, directly or indirectly, concerning this Agreement, the breach of this Agreement or Employee’s employment with the Company, including the termination thereof, will only be resolved in individual arbitration before JAMS (Judicial Arbitration Mediation Services) subject to JAMS’ Streamlined Arbitration Rules and Procedures, unless the parties jointly agree to resolution in individual arbitration before the American Arbitration Association (“AAA”), subject to the AAA’s Employment Dispute Arbitration Rules. Employee understands and agrees that by agreeing to arbitrate any aforementioned controversies, claims or disputes, Employee and WK are waiving the right to have such controversies, claims and disputes heard or resolved by a jury. Notwithstanding their mutual agreement to arbitrate disputes that may arise between them, and to waive their right to a jury trial with respect to such disputes, Employee and WK agree that either may file an action in Court for the limited purpose of securing injunctive relief in order to preserve the status quo pending arbitration, provided that any such court action for injunctive relief is filed in an appropriate state or federal court in the State of Michigan and each party hereby irrevocably and unconditionally submits to the exclusive jurisdiction of the court.

(d).    Waiver. Neither party to this Agreement can discharge or waive any claim or right arising out of a breach or default under this Agreement unless the waiver or discharge is in writing and is signed by the party that will be bound by the waiver or discharge. A waiver by either party to this Agreement of a breach or default by the other party of any provision of this Agreement shall not be deemed a waiver of future compliance with that provision and that provision shall remain in full force and effect.

(e).    Unfunded Arrangement. The Retention Award hereunder shall not be deemed to create a trust or other funded arrangement. Employee’s rights with respect to the Retention Award shall be those of a general unsecured creditor of the Company, and under no circumstances shall Employee have any other interest in any assets of the Company by virtue of the award of the Retention Award.

(f).    Notices. All notices, requests, demands, claims, and other communications regarding this Agreement shall be in writing and delivered in person or sent by registered or certified mail, postage prepaid, return receipt requested, and properly addressed as follows:

To WK: WK Kellogg Co

One Kellogg Square

P.O. Box 3599

Battle Creek, MI 49016

Attention: Chief Legal Officer

To Employee: At Employee’s email address on file with the Company or the address set forth in the preamble of this Agreement.

22.    Entire Agreement/Amendment. Employee agrees that this Agreement (including the Terms and Conditions attached as Exhibit A) and the Plan constitutes the entire agreement between Employee and WK related to the subject matter of this Agreement, and that this Agreement supersedes any and all prior and/or contemporaneous written and/or oral agreements relating to the subject matter of this Agreement; provided, however, that (i) in the event of conflict between the provisions in Paragraph 1 and the Terms and Conditions attached as Exhibit A hereto, the Terms and Conditions shall control, and (ii) the Restrictive Covenants are in addition to and complement, and are not in substitution of and do not replace or supersede, any confidentiality, trade secrets, non-competition, non-solicitation, non-disparagement, inventions and patent rights restrictions or any other similar restrictions by which Employee is currently bound or by which Employee may be bound in respect of the Company or any of its affiliates. Employee acknowledges that this Agreement may not be modified except by written document, signed by Employee and an authorized officer of the Company.

23.    Knowing and Voluntary Action. Employee acknowledges that Employee has been advised to consult an attorney before signing this Agreement. Employee further acknowledges that Employee has read this Agreement and add addenda, if any, attached to this Agreement; has been given a period of at least twenty-one (21) days to consider this Agreement; understands its meaning and application; and is signing this Agreement of Employee’s own free will with the intent of being bound by it. If Employee elects to sign this Agreement prior to the expiration of twenty-one (21) days, Employee has done so voluntarily and knowingly, without any improper inducement or coercion by the Company.

24.    Revocation of Agreement. Employee further acknowledges that Employee may revoke this Agreement at any time within a period of seven (7) days following the date Employee signs this Agreement. Notice of revocation shall be made in writing addressed to WK in accordance with Paragraph 21(f) above. Such revocation must be received by WK before midnight on the seventh day following the date Employee signs the Agreement. Provided that Employee does not revoke Employee’s execution of this Agreement within such seven (7)-day revocation period, the “Effective Date” shall occur on the eighth (8th) calendar day after the date on which Employee executes this Agreement.

25.    Agreements; Releases of Claims. Employee acknowledges and understands, in addition to the release set forth herein, that vesting of the Retention Award described in this Agreement is strictly contingent upon Employee’s (or Employee’s estate, as applicable) execution and non-revocation of a General Release Agreement that is effective on the Vesting Date.

26.    Defense of Trade Secrets Act Notice. Notwithstanding any provision in this Agreement, Kellogg and Employee agree that nothing in this Agreement is intended to impede Employee’s contact or communication with government officials and that Employee has the right, without criminal or civil penalty, to disclose confidential trade secrets to federal, state and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, and to disclose trade secrets in a document filed in a lawsuit or other proceeding, but only if the filing is made under seal and protected from public disclosure.

27.    Reasonableness. In signing this Agreement, Employee gives the Company assurance that Employee has carefully read and considered all of the terms of this Agreement, including the restraints imposed under the Restrictive Covenants. Employee agrees that these restraints are necessary for the reasonable and proper protection of the Company and its affiliates and their confidential information and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area, and that these restraints, individually or in the aggregate, will not prevent Employee from obtaining other suitable employment during the period in which Employee is bound by the restraints. Employee acknowledges that each of these covenants has a unique, substantial and immeasurable value to the Company and its affiliates and that Employee has sufficient assets and skills to provide a livelihood while such covenants remain in force. Employee further agrees that Employee will not challenge the reasonableness or enforceability of any of the Restrictive Covenants, and that Employee will reimburse the Company and its affiliates for all costs (including reasonable attorneys’ fees) incurred in connection with any action to enforce any of the provisions of the Restrictive Covenants if Employee challenges the reasonableness or enforceability of any of the provisions of the Restrictive Covenants. It is also agreed that each of the Company’s affiliates will have the right to enforce all of Employee’s obligations to that affiliate under this Agreement, including, without limitation, pursuant to the Restrictive Covenants.

28.    Code Section 409A.

(a).    The intent of the parties is that payments and benefits under this Agreement comply with, or be exempt as a short-term deferral from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively, “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith or exempt therefrom. In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(b).    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “nonqualified deferred compensation” upon or following a termination of employment, unless such termination is also a “separation from service” within the meaning of Code Section 409A, and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of Employee and (B) the date of Employee’s death, solely to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Paragraph (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to Employee in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. In the event any benefit is subject to Section 409A and is conditioned upon the execution of a release, and the review and rescission period carries into a succeeding calendar year, any benefit payable shall be paid within in, and no later than March 15th of, the succeeding calendar year.

(c).    To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (i) all expense or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by Employee, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

IN WITNESS WHEREOF, the parties have executed and agreed to this Agreement consisting of 11 pages, plus Exhibit A.

EMPLOYEE	WK Kellogg Co

By:

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